EX 99.1

GLOBAL PRECISION MEDICAL INC.

05-03

#536 – 1489 Marine Drive, West Vancouver, British Columbia V7T 1B8

Contact:

Lindsay Semple; Tel:

604-926-2939

E-mail:

globalprecision @shaw.ca

PRIVATE PLACEMENT

VANCOUVER, B.C, November 17, 2003, – Global Precision Medical Inc (OTCBB: “GBPMF”)

The Company is pleased to announce that it has negotiated a private placement of units at a price of US$0.20 per unit, for an aggregate of up to US$350,000 (the “Units”).  Each Unit consists of 1 common share and 1 share purchase warrant, such that two warrants permit the Unit holder to purchase one common share in the capital stock of the Company for a period of 2 years at US$0.60 during the first year or at US$1.00 in the second year (the “Warrants”).  The Units are being purchased from the Company and issued by the Company’s treasury pursuant to Rule 903 of Regulation S. The common shares and any shares issued pursuant to the exercise of the Warrants are subject to a hold period of not less than one year from the closing date.

The proceeds of the offering are to be used for general working capital requirements to commercialize the Company’s URO-Stent.  On October 28, 2003, the Russian Ministry of Health approved the Company’s URO-Stent for mass-production and sale in Russia.  The URO-Stent is used for the prevention of lumen restriction associated with benign prostate hyperplasia.  BPH is an enlargement of the prostate, which constricts the urethra as it grows, thereby restricting the flow of urine – a common cause of urinary voiding dysfunction in men.

The URO-Stent has been developed by a team of scientists, clinicians and medical specialists in Moscow in conjunction with the world-renowned Institute of Metallurgy and Materials (Sputnik program, Russian military and current space station) (“IMET”).

The URO-Stent is braided from a proprietary NiTi shape-memory alloy wire that utilizes its unique shape-memory properties such that when the stent is released into the prostate by a catheter delivery system, and, as it reaches body temperature, the stent expands allowing the radial tension of the wire net to hold the blocked portion of the lumen in an open position.  The URO-Stent has several advantages over competitive stent technologies: atraumatic design (no sharp ends), more radial rigidity, non-kinkable yet flexible while keeping the lumen diameter constant.

On behalf of the Board of Directors

GLOBAL PRECISION MEDICAL INC.

/s/ Lindsay B. Semple

SAFE HARBOR STATEMENT

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN."